SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                               THE WMF GROUP, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
    -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    929289106
                          -----------------------------
                                 (CUSIP Number)

James M. Better                                 Jeffrey J. Rosen, Esq.
Capricorn Investors II, L.P.                    O'Melveny & Myers LLP
c/o Capricorn Holdings, LLC                     The Citicorp Center
30 East Elm Street                              153 East 53rd Street, 54th Floor
Greenwich, Connecticut  06830                   New York, New York 10022-4611
(203) 861-6600                                  (212) 326-2000
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 23, 2000
                        ---------------------------------
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

        Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


----------------------
CUSIP Number 929289106
             ---------

                               Page 1 of 8 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Capricorn Holdings, Inc. (formerly known as Winokur Holdings, Inc.)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
           OO
--------------------------------------------------------------------------------

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                            |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7        SOLE VOTING POWER
SHARES                                        0 shares (see Item 5)
BENEFICIALLY                                  ----------------------------------
OWNED BY                             8        SHARED VOTING POWER
EACH REPORTING                                --
PERSON                                        ----------------------------------
WITH                                 9        SOLE DISPOSITIVE POWER
                                              0 shares (see Item 5)
                                              ----------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              --
                                              ----------------------------------
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

                               Page 2 of 8 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Capricorn Investors II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
           OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                            |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7        SOLE VOTING POWER
SHARES                                        0 shares (see Item 5)
BENEFICIALLY                                  ----------------------------------
OWNED BY                             8        SHARED VOTING POWER
EACH REPORTING                                --
PERSON                                        ----------------------------------
WITH                                 9        SOLE DISPOSITIVE POWER
                                              0 shares (see Item 5)
                                              ----------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              --
                                              ----------------------------------
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                               Page 3 of 8 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Capricorn Holdings, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
           OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                            |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7        SOLE VOTING POWER
SHARES                                        0 shares (see Item 5)
BENEFICIALLY                                  ----------------------------------
OWNED BY                             8        SHARED VOTING POWER
EACH REPORTING                                --
PERSON                                        ----------------------------------
WITH                                 9        SOLE DISPOSITIVE POWER
                                              0 shares (see Item 5)
                                              ----------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              --
                                              ----------------------------------
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0 shares
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

                               Page 4 of 8 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Herbert S. Winokur, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS
           OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                            |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
NUMBER OF                            7        SOLE VOTING POWER
SHARES                                        0 shares (see Item 5)
BENEFICIALLY                                  ----------------------------------
OWNED BY                             8        SHARED VOTING POWER
EACH REPORTING                                --
PERSON                                        ----------------------------------
WITH                                 9        SOLE DISPOSITIVE POWER
                                              0 shares (see Item 5)
                                              ----------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              --
                                              ----------------------------------
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES                                           |_|
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                               Page 5 of 8 Pages

               This Amendment No. 8 to Schedule 13D (as amended from time to time, the "SCHEDULE 13D") filed on November 25, 1997, by Capricorn Investors, L.P. ("CAPRICORN I"), Capricorn Holdings, G.P. ("CAPRICORN HOLDINGS, G.P."), Winokur Holdings, Inc. ("WINOKUR HOLDINGS"), Herbert S. Winokur, Jr. ("WINOKUR"), Capricorn Investors II, L.P. ("CAPRICORN II") and Capricorn Holdings, LLC ("CAPRICORN HOLDINGS, LLC"), is hereby filed by Capricorn Holdings, Inc. (formerly known as Winokur Holdings, Inc.), Capricorn II, Capricorn Holdings, LLC, and Winokur (collectively, the "REPORTING PERSONS"), with respect to the Common Stock, par value $.01 per share ("COMMON STOCK"), of The WMF Group, Ltd. (the "COMPANY"), and amends Items 4 and 5 of the Schedule 13D. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning as set forth in the Schedule 13D.



ITEM 4.        PURPOSE OF TRANSACTION

               Item 4 is amended by adding the following thereto:

               Pursuant to disclosure made in Item 4 of Amendment No. 7 filed on May 10, 2000 to the initial Schedule 13D, the transactions contemplated by each of the Merger Agreement and the Stockholders Agreement, each as defined in that
Item 4, were consummated in accordance with their terms as of June 23, 2000. Accordingly, as of June 23, 2000, Capricorn Holdings, Inc.; Capricorn Investors II, L.P.; Capricorn Holdings, LLC; and Herbert S. Winokur, Jr. have tendered all shares of Common Stock of the Issuer that each beneficially owns.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER

               The information previously furnished in response to this item is amended by adding thereto the following, which supercedes any previous information that is inconsistent:

               As of the date of this Amendment No. 8 to Schedule 13D, Capricorn Holdings, Inc. is the direct beneficial owner of 0 shares of Common Stock; Capricorn II is the direct beneficial owner of 0 shares of Common Stock; Capricorn Holdings, LLC is the direct beneficial owner of 0 shares of Common Stock; and Winokur is the direct beneficial owner of 0 shares of Common Stock.

               This Amendment No. 8 to Schedule 13D is being filed to report the fact that as of June 23, 2000, Capricorn Holdings, Inc.; Capricorn II; Capricorn Holdings, LLC; and Winokur ceased to be the beneficial owners of any shares of the Common Stock.

                               Page 6 of 8 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 23, 2000




CAPRICORN HOLDINGS, INC.
(formerly Winokur Holdings, Inc.)



By:  /s/ HERBERT S. WINOKUR, JR.
     ----------------------------------
     Herbert S. Winokur, Jr., President

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 23, 2000




CAPRICORN INVESTORS II, L.P.


By: Capricorn Holdings, LLC,
        its General Partner



By: /s/ HERBERT S. WINOKUR, JR.
    ---------------------------------
     Herbert S. Winokur, Jr., Manager

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 23, 2000




CAPRICORN HOLDINGS, LLC



By: /s/ HERBERT S. WINOKUR, JR.
    ---------------------------------
     Herbert S. Winokur, Jr., Manager

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 23, 2000




By:  /s/ HERBERT S. WINOKUR, JR.
     ---------------------------
     Herbert S. Winokur, Jr.